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                                                                    EXHIBIT 99.1


Contact: Pamela M. Murphy, Vice President, Corporate Communications Texas Biotechnology Corporation
              (713) 796-8822


               TEXAS BIOTECHNOLOGY ADOPTS SHAREHOLDER RIGHTS PLAN

HOUSTON, TX, JANUARY 3, 2002 - Texas Biotechnology Corporation (Nasdaq: TXBI) announced today that its Board of Directors has adopted a Shareholder Rights Plan.

The Plan, which is similar to those adopted by many other companies, is not being adopted in response to any known effort to acquire control of Texas Biotechnology. The intention of the Plan is to enable shareholders to realize the long-term value of their investment in the Company by protecting them from unfair or coercive takeover attempts. As is typical of these plans, the Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

Details of the Plan are outlined in a letter that is being mailed to all shareholders of Texas Biotechnology and will be included in a report on Form 8-K that the Company has filed with the SEC. A copy of the 8-K can be accessed on the Company's web site www.tbc.com.

Texas Biotechnology, a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for its expertise in small molecule drug development and vascular biology. Argatroban, its first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Additional studies are seeking to broaden this initial indication for Argatroban in ischemic stroke, angioplasty and hemodialysis. Texas Biotechnology has several other products in clinical development for pulmonary arterial hypertension, congestive heart failure and asthma. To learn more about Texas Biotechnology, please go to our web site www.tbc.com.

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